KAREN BRENNER
                            NEW YORK, NEW YORK 10021



                                 March 22, 1996


CONFIDENTIAL

Mr. Gregory H. Cheskin
President & Chief Executive Officer
1430 Broadway
New York, New York 10018


Dear Greg:

          This letter will confirm the agreement between me and Belding Heminway Company, Inc. (the "Company") (hereinafter referred to as the
"Agreement") whereby I will serve as a Consultant to the Company with respect to financings, strategic planning and operating performance. In accordance with our agreement, I began acting as a Consultant to the Company beginning February 1, 1996 with respect to such matters and upon such terms as set forth below.

A. Services. At the request of the board of directors of the Company, I have provided and will provide the following services:

        1. Analysis and evaluation of the Company's business plan and strategic alternatives.

        2. Assistance in soliciting and evaluating proposals from prospective sources of financing.

        3. Exploring and assisting in implementing methodologies for improving the Company's cash flows and operating performance.

        4. In connection with each of the above, I will participate in negotiations with lenders and other third parties and assist in coordinating the efforts of other consultants to and employees of the Company.
     During the term of this agreement I will devote such time to my duties hereunder as I and the Company agree is necessary or appropriate, and in any event, not less than fifty percent (50%) of my business time.

Mr. Gregory H. Cheskin
March 22, 1996
Page -2-

A.     Fees and Expenses.

        1. Fees. In connection with the services described above, the Company shall pay to me during the term of this agreement fees for consulting services within the scope of Section A above at an annual rate of $100,000 payable in monthly installments of approximately $8,333 each. In addition, in connection with such services, the Company has granted to me Options to purchase 200,000 share of the Company's common stock, exercisable at the fair market value on the date of grant, February 9, 1996. 50,000 of such Options were exercisable immediately upon grant and the remaining 150,000 become exercisable (i.e. "vest") at the rate of 12,500 per month beginning February 29, 1996, with provisions for full and immediate vesting in the event of a change of control, provided that I am continuing to act as a Consultant to the Company at each vesting time.

        2. Expenses. In addition to any fees payable to me hereunder, the Company hereby agrees, from time to time upon request, to reimburse me for all reasonable travel and other out-of-pocket expenses incurred in connection with my role hereunder.

B. Termination. Either party may terminate my engagement hereunder at any time by giving the other party written notice, which notice shall be deemed given when received by the party to whom it is addressed; provided, however, that during the thirteen (13) months ending
        March 31, 1997 any such notice from the Company to me shall be validly given only if based on a finding by the Company's board of directors that my performance of my duties hereunder has not been satisfactory.

C. Choice of Law. The Company and I acknowledge that this Agreement has been negotiated, executed and delivered in New York, New York and that this Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the Sate of New York.

Mr. Gregory H. Cheskin
March 22, 1996
Page -3-


       I am please to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding and agreement with me by signing and returning to me the enclosed duplicate of this Agreement.

                                                              Sincerely,

                                                             /S/ Karen Brenner

                                                              Karen Brenner




ACCEPTED AND AGREED TO:

BELDING HEMINWAY COMPANY, INC.

By: /S/Gregory H. Cheskin

Title:    President/CEO

Date:     3/25/96